SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 7, 2010

ATLANTIC BANCGROUP, INC.
(Exact name of registrant as specified in its charter)

Florida	001-15061	59-3543956
(State or other jurisdiction	Commission File Number	(I.R.S. Employer
Of incorporation)		Identification No.)

1315 South Third Street
Jacksonville Beach, Florida 32250
(address of principal executive offices)
Registrant’s telephone number: (904) 247-9494

EXPLANATORY NOTE

This Amended Form 8-K is being filed to provide additional information concerning the previously disclosed Consent Order entered into by Atlantic BancGroup, Inc,’s wholly-owned subsidiary, Oceanside Bank.

ITEM 1.01.    Entry into a Material Definitive Agreement.

Effective January 7, 2010, Oceanside Bank (the “Bank”), a wholly-owned subsidiary of Atlantic BancGroup, Inc. (the “Company”) entered into a Stipulation to the Issuance of a Consent Order (“Stipulation”) with the Federal Deposit Insurance Corporation (the “FDIC”) and the Florida Office of Financial Regulation (the “OFR”). Pursuant to the Stipulation, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices or violations of law or regulation, to the issuance of a Consent Order by the FDIC and the OFR, also effective as of January 7, 2010.

The Consent Order represents an agreement among the Bank, the FDIC and the OFR as to areas of the Bank’s operations that warrant improvement and presents a plan for making those improvements. The Consent Order imposes no fines or penalties on the Bank.

Pursuant to the Consent Order, the Bank’s Board of Directors is required increase its participation in the affairs of the Bank. This participation shall include comprehensive, documented meetings to be held no less frequently than monthly. The Bank must also develop, submit for comment to the FDIC and the OFR, and approve a management plan for the purpose of providing qualified management for the Bank. Prior to the entry of the Consent Order, the Board conducted such meetings, but will now require more detailed management reports. The Board is in the process of developing a management plan and evaluating the structure and composition of current Bank management. The Board has also developed an education plan for itself.

During the life of the Consent Order, the Bank shall not add any individual to the Bank’s Board of Directors or employ any individual as a senior executive officer without the prior non-objection of the FDIC and the OFR. The Bank has been subject to this requirement since 2008; therefore, this requirement will have no affect on the Bank’s operations.

Within 90 days of the effective date of the Consent Order and, thereafter, during the life of the Consent Order, the Bank shall achieve and maintain a Tier 1 Leverage Capital Ratio of not less than 8% and a Total Risk Based Capital Ratio of not less than 11%. In the event such ratios fall below such levels, the Bank shall notify the FDIC and the OFR and shall increase capital in an amount sufficient to reach the required ratios within 90 days of such notice. At December 31, 2009, the Bank’s Tier 1 Leverage Capital Ratio was 4.06% and its Total Risk Based Capital Ratio was 7.68%. The Company is exploring strategic alternatives intended to result in attaining such capital ratios, but uncertain regarding its ability to reach those levels by the April 7, 2010 deadline.

The Bank shall also be required to maintain a fully funded Allowance for Loan and Lease Losses (“ALLL”), the adequacy of which shall be satisfactory to the FDIC and the OFR. The Board of Directors shall review the adequacy of the ALLL and establish a comprehensive policy for determining the adequacy of the ALLL consistent with regulatory policies. A deficiency in the ALLL shall be remedied in the calendar quarter it is discovered. The Bank’s policy for determining the adequacy of the Bank’s ALLL and its implementation shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations. The Bank has always endeavored to maintain a fully funded, adequate ALLL. Regulatory review of the ALLL has not always been consistent from examination/visitation to examination/visitation and has not always seemed to be in accordance with generally accepted accounting principles or written regulatory guidance or regulations, so the Bank anticipates possibly being requested to make further adjustments to the ALLL depending on the affiliation (FDIC or OFR), identity, or attitudes of future examination or visitation staff. As of the date of the Consent Order, the Bank believes its ALLL is adequate.

Pursuant to the Consent Order, the Bank must review, revise and adopt its written liquidity, contingency funding and funds management policy to provide effective guidance and control over the Bank’s funds management activities. The Bank must also implement adequate models for managing liquidity; and, calculate monthly the liquidity and dependency ratios. The Bank has revised such policies and is refining its practices and procedures in these areas. The Bank expects that these actions will improve the Bank’s liquidity, contingency funding and funds management practices.

Throughout the life of the Consent Order, the Bank shall not accept, renew, or rollover any brokered deposit, and comply with the restrictions on the effective yields on deposits exceeding national averages. The Bank has not accepted, renewed or rolled over any brokered deposits since July 2009; therefore, that restriction is not expected to alter the Bank’s current deposit gathering activities. With respect to the yield limitations, it is possible that the Bank could experience a decrease in deposit inflows, or the migration of current deposits to competitor institutions, if other institutions offer higher interest rates than those permitted to be offered by the Bank.

While the Consent Order is in effect, the Bank shall notify the FDIC and the OFR, at least, 60 days prior to undertaking asset growth in excess of 10% or more per annum or initiating material changes in asset or liability composition. The Bank anticipates no such changes.

While the Consent Order is in effect, the Bank shall not declare or pay dividends, interest payments on subordinated debentures or any other form of payment representing a reduction in capital without the prior written approval of the Supervisory Authorities. The Bank has not made any payments on its subordinated debentures since June 2009 and has not paid a dividend to the Company since April 2009. Therefore, this restriction is not expected to affect the Bank’s operations.

While the Consent Order remains in effect, the Bank shall, within 30 days of the receipt of any official Report of Examination, eliminate from its books any remaining balance of any assets classified “Loss” and 50% percent of those classified “Doubtful”, unless otherwise approved in writing by the FDIC and the OFR. Within 60 days from the effective date of the Consent Order, the Bank shall formulate a plan, subject to approval by the FDIC and the OFR, to reduce the Bank’s risk exposure in each asset, or relationship in excess of $500,000 classified “Substandard” by the FDIC in November 2008. The Bank had made such adjustments prior to entry of the Consent Order and the Bank has been attempting to reduce its risk exposure in all “Substandard” assets. Therefore, these requirements are not expected to affect the Bank’s operations.

The Bank shall also reduce the aggregate balance of assets classified “Substandard” by the FDIC in November 2008, in accordance with the following schedule: (i) within 90 days to not more than 100% of Tier 1 capital plus the ALLL; (ii) within 180 days to not more than 85% of Tier 1 capital plus the ALLL; (iii) within 270 days to not more than 60% of Tier 1 capital plus the ALLL; and (iv) Within 360 days to not more than 50% of Tier 1 capital plus the ALLL. The Bank is on schedule to meet the first and second targeted goals. The Bank anticipates needing to increase its Tier 1 capital or successfully work out an appropriate amount of “Substandard” assets to meet the third and fourth targeted ratios. Bank management is actively trying to reduce the amount of “Substandard” assets and the Company is exploring strategic alternatives intended to result in increasing the Bank’s Tier 1 capital.

Beginning with the effective date of the Consent Order, the Bank shall not extend any credit to, or for the benefit of, any borrower who has a loan that has been charged off or classified “Loss” or “Doubtful” and is uncollected. Additionally, during the life of the Consent Order, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified “Substandard”, and is uncollected, unless the Bank documents that such extension of credit is in the Bank’s best interest. Prior to, and following, the entry of the Consent Order, the Bank had, and has, no intention of extending credit to such borrowers in violation of these requirement. Accordingly, such requirement will not affect the Bank’s operations.

Within 30 days from the effective date of the Consent Order, the Bank will engage a loan review analyst who shall review all loans exceeding $500,000. The Bank has engaged an outside loan review analyst. The results of its review are expected to assist the Bank in working out classified assets and may result in positive or negative changes to certain loan classifications.

Within 60 days from the effective date of the Consent Order, the Bank shall revise, adopt, and implement a written lending, underwriting and collection policy to provide effective guidance and control over the Bank’s lending function. In addition, the Bank shall obtain adequate and current documentation for all loans in the Bank’s loan portfolio. Within 30 days from the effective date of the Consent Order, the Board shall adopt and implement a policy limiting the use of loan interest reserves to certain types of loans. The Bank has consistently obtained adequate and current documentation for its loans. The Bank has developed the required policies, which are expected to assist management in improving the management of the relevant aspects of the Bank’s operations.

Within 60 days from the effective date of the Consent Order, the Bank shall perform a risk segmentation analysis with respect to the any other concentration deemed important by the Bank. The plan shall establish appropriate commercial real estate (“CRE”) lending risk limits and monitor concentrations of risk in relation to capital. The Bank is in the process of performing this analysis. Based on the level of attention the Bank has paid to its CRE lending program, including the cessation of CRE lending in January 2009, this analysis is not expected to have any impact on the Bank’s operations. It may, however, result in positive or negative changes to certain loan classifications.

Within 30 days from the effective date of the Consent Order, the Bank shall formulate and fully implement a written plan and a comprehensive budget. Within 60 days from the effective date of the Consent Order, the Bank shall prepare and submit to the FDIC and the OFR for comment a business strategic plan covering the overall operation of the Bank. The Bank has prepared a strategic plan and budget and submitted them as required. Since the Bank has prepared a strategic plan and budget each year since opening, this requirement is not expected to change the nature of the Bank’s operations.

Within 30 days of the end of each calendar quarter following the effective date of the Consent Order, the Bank shall furnish written progress reports to the FDIC and the OFR detailing the form, manner, and results of any actions taken to secure compliance. The Bank will prepare and submit such reports. This is expected to have minimal impact on the Bank’s operations and financial results.

ITEM 8.01. Other Events.

On January 13, 2010, Atlantic BancGroup, Inc. issued a press release concerning the Consent Order. A copy of the press release is furnished with this report as Exhibit 99.1

ITEM 9.01. Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are being filed or furnished with this Report (and are incorporated by reference from the Company’s Form 8-K filed on January 13, 2010):

10.9           Stipulation to Entry of Consent Order and Consent Order.
99.1           Press Release (solely furnished and not filed for purposes of Item 9.01).

Date:          April 9, 2010

Atlantic BancGroup, Inc.
(Registrant)

By:	/s/ Barry W. Chandler
Barry W. Chandler
Principal Executive Officer